Exhibit 99.1

PRESS RELEASE	Contact: Debra Cope
Director of Corporate Communications
(202) 468-3814

MainStreet Bank Inaugurates Its Avenu Software as a Service (SaaS)

Technology with Its First Client, SafariPay

FAIRFAX, VA October 18, 2023 /PR NEWSWIRE/ – MainStreet Bancshares, Inc. (Nasdaq: MNSB & MNSBP), the holding company for MainStreet Bank, announces the launch of Avenu’s fully integrated Software as a Service (SaaS) technology along with its first client on the new solution—SafariPay.

The Avenu team announced that SafariPay’s global money transmittance service known as PaySii is its first onboarded client. The SafariPay relationship links MainStreet Bank’s deposit and payments capabilities with a community of U.S. residents who want a U.S. banking relationship that also provides a convenient, secure, and reliable way to send money to friends and family in Africa, the UK, the European Union, and the Middle East.

The Avenu team relied upon its collective experience with traditional Banking as a Service (BaaS) clients as a baseline to design and build its new SaaS technology. The design fully integrated digital tools into Avenu’s SaaS technology that are aligned with best practices for safety and soundness and compliance purposes. The team also designed a purpose-built training program to provide a scalable and reliable solution to meet the needs of BaaS clients now and into the future.

About SafariPay / PaySii In the U.S., PaySii provides money transmission services for approximately 10,000 U.S. residents and their families and friends to 30 African countries. SafariPay anticipates transitioning 7,500 of these customers to the Avenu platform during 2024, according to Leea Gibson, Chief Executive Officer at SafariPay. At that time, PaySii estimates its customers will maintain aggregated balances approximating $4 million on the platform.

“We are delighted to work with MainStreet Bank as our customers can be assured that a sound, stable, and well-run bank with a deep knowledge of regulation and compliance is behind the payment services we provide,” Gibson said. “We are excited to be Avenu’s first operational client because we have been by their side throughout their journey to create a state-of-the-art payment platform that integrates best-in-class digital compliance.”

MainStreet Bank’s innovative software solution and focused training for BaaS clients was designed to solve a problem that has plagued BaaS clients—namely, frequent disruptions/failures in service as banks and middleware providers entered and exited the space.

“We didn’t rush into the BaaS space, we spent several years with two beta clients learning what we needed to know and do, and then spent two years building our SaaS solution alongside our compliance and safety and soundness training program,” said Jeff W. Dick, Chairman & CEO of MainStreet Bancshares, Inc. and MainStreet Bank. “We will be equally selective in our client base moving forward, as their offering of our products and services are a reflection on our reputation and brand.”

“Listening to clients and anticipating pitfalls before going live was the right thing to do,” said Todd Youngren, a veteran payments executive who is President of Avenu. “We have anticipated the concerns of clients and regulators, and we’re prepared to move forward with several more clients that are awaiting their turn in the queue. We are very honored that SafariPay and PaySii agreed to help us prove the value of this innovative solution.”

About Avenu Avenu is the only embedded banking solution that connects fintechs and their apps directly and seamlessly to a bank — MainStreet Bank. We are not a sponsor bank without our own technology, and we are not a middleware software company (aggregator) without our own bank. We are Avenu, a leading financial technology company backed by an established community business bank in the heart of Washington, D.C.

Our clients are fintechs, application developers, money movers, and entrepreneurs. They all have one thing in common: They are innovating how money moves to solve real-world issues and help communities thrive. We are focused on servicing our community and long-term business relationships.

About MainStreet Bank  MainStreet operates six branches in Herndon, Fairfax, McLean, Leesburg, Clarendon, and Washington, D.C. MainStreet Bank has 55,000 free ATMs and a fully integrated online and mobile banking solution. The Bank is not restricted by a conventional branching system, as it can offer business customers the ability to Put Our Bank in Your Office®. With robust and easy-to-use online business banking technology, MainStreet has "put our bank" in thousands of businesses in the metropolitan area.

MainStreet Bank has a robust line of business and professional lending products, including government contracting lines of credit, commercial lines and term loans, residential and commercial construction, and commercial real estate. MainStreet also works with the SBA to offer 7A and 504 lending solutions. From sophisticated cash management to enhanced mobile banking and instant-issue Debit Cards, MainStreet Bank is always looking for ways to improve our customer's experience.

MainStreet Bank was the first community bank in the Washington, D.C., metropolitan area to offer a full online business banking solution. MainStreet Bank was also the first bank headquartered in the Commonwealth of Virginia to offer CDARS – a solution that provides multi-million-dollar FDIC insurance. Further information on the Bank can be obtained by visiting its website at mstreetbank.com.

This release contains forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties. The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursuant," "target," "continue," and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations include: fluctuation in market rates of interest and loan and deposit pricing, adverse changes in the overall national economy as well as adverse economic conditions in our specific market areas, future impacts of the novel coronavirus outbreak, maintenance and development of well-established and valued client relationships and referral source relationships, and acquisition or loss of key production personnel. We caution readers that the list of factors above is not exclusive. The forward-looking statements are made as of the date of this release, and we may not undertake steps to update the forward-looking statements to reflect the impact of any circumstances or events that arise after the date the forward-looking statements are made. In addition, our past results of operations are not necessarily indicative of future performance.